Exhibit 10.15

SPECIAL AWARD AGREEMENT

This Special Award Agreement (“Agreement”) is effective on                                     , 20         (the “Effective Date’) by and between                                            (hereinafter “Employee”) and [Hertz Global Holdings, Inc., a Delaware corporation] (hereinafter the “Company”).  In consideration of the mutual promises made herein, Employee and Company agree as follows:

1.               Purpose of Special Award Agreement.  [To ensure that                                                   , the] Company desires to provide an incentive for Employee to remain employed with the Company for a Special Award Period (as defined below in Section 2).  The Company shall provide a one-time Special Award Bonus (as defined below in Section 3) to Employee under the terms and conditions set forth in this Agreement if Employee remains employed through the Special Award Period [or is terminated as noted in Section 3 below] and complies with the terms of this Agreement.  Any Special Award Bonus paid to Employee shall be in addition to other compensation and benefits which Employee may otherwise be eligible to receive from the Company.

2.               Special Award Period.  The “Special Award Period” shall begin on the [Effective Date] and shall end on [insert date or event].  Employee remains an employee-at-will during the entire time of employment with the Company, which means that Company or Employee may terminate employment at any time with or without Cause (as defined under the Hertz Global Holdings, Inc. 2008 Omnibus Incentive Plan (the “Omnibus Plan”)) and without advance notice.

3.               Special Award Bonus Payable.  The Company shall pay to Employee a total of [insert amount ($                      )] if [Employee remains employed with the Company during the entire Special Award Period.]  Such amount shall be payable [as soon as administratively practicable after the conclusion of the Special Award Period, but no later than 60 days following such conclusion.]

[If Employee’s employment with the Company during the Special Award Period is terminated due to death or Disability (as defined under the Omnibus Plan), or is terminated by the Company without Cause, the Company shall pay to Employee (or, if applicable, Employee’s estate) an amount equal to [insert amount ($                      )] multiplied by a fraction, the numerator of which is the number of                                  that have elapsed from the Effective Date to the date of termination and the denominator of which is             .  Such amount shall be payable as soon as administratively practicable after such termination, but no later than 60 days following such termination.]

The amount payable to Employee in accordance with the preceding paragraph[s] is referred to herein as the “Special Award Bonus.”

[If Employee’s employment with the Company during the Special Award Period is terminated for any other reason than as described in the second paragraph of this Section 3, the Company’s obligations under this Agreement will cease as of such termination and Employee will not receive any payment hereunder.]

Notwithstanding anything to the contrary above, payment of the Special Award Bonus shall be subject to Employee complying with all other conditions stated in this Agreement.  The Special Award Bonus payable hereunder shall be subject to standard withholdings and other deductions previously authorized by Employee.  Employee agrees that the Company also may withhold from the Special Award Bonus, to the extent permitted by law, any amounts that Employee owes the Company at the time of payment of the Special Award Bonus.

4.               Duties.  [In addition to the requirements of any Company policy and/or agreement between Employee and the Company, during the Special Award Period, Employee agrees to use his/her best efforts in the performance of his/her regular duties and/or such other duties as may be required or assigned to Employee by the Company (including but not limited to the continued performance of such duties in the best interests of the Company and protecting the Company’s interests at all times during the Special Award Period).  If Employee fails to use his/her best efforts in the performance of his/her regular duties or such other duties as required or assigned to Employee by the Company, Employee shall be deemed to have materially breached this Agreement, and the Company’s obligations under this Agreement will cease as of that time.]

5.               Conditions Required for Special Award Bonus.  [In addition to remaining employed by the Company as a full-time employee in good standing with the Company during the Special Award Period (or being terminated as noted in the second paragraph of Section 3), Employee also must comply with the following conditions to receive the Special Award Bonus:

a.               Compliance with Applicable Laws.  Employee shall at all times comply with laws and regulations (whether domestic or foreign) applicable to Employee’s actions on behalf of the Company.

b.              Confidentiality of this Agreement.  Employee shall at all times keep confidential (except for disclosure to Employee’s spouse, accountant, attorney, the designated Human Resources representative from the Company and/or the Company’s attorneys) the existence of this Agreement, and all other terms and conditions of this Agreement.  Employee shall not disclose information regarding the terms and conditions of this Agreement to any current or former employee of the Company.  Employee agrees that disclosure by Employee is in violation of this Agreement, and shall constitute and be treated as a material breach of this Agreement.

c.               Confidentiality of Business Information.  At no time during or after Employee’s employment with the Company, shall Employee, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the

Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Employee to divulge, disclose or make accessible such information; provided, that Employee shall, to the extent practicable, give the Company prior written notice of any such disclosure and shall cooperate with the Company in obtaining a protective order or such similar protection as the Company may deem appropriate to preserve the confidential nature of such information.  For purposes of this Section 13, “Confidential Information” shall mean any trade secret or other non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company or its affiliates, that, in any case, is not otherwise available to the public (other than by Employee’s breach of the terms hereof) or known to persons in the industry generally.

d.              Release.  The Special Award Bonus (if any) payable [upon Employee being terminated as noted in the second paragraph of Section 3] shall be subject to Employee (or if applicable, Employee’s estate) executing, delivering and not revoking a general release of claims (in the form and manner to be provided by the Company) against the Company and its affiliates within 60 days of such termination.]

6.              Code Section 409A.  It is intended that the Agreement (and any Special Award Bonus payable hereunder) will be exempt from or in compliance with Internal Revenue Code Section 409A (“Section 409A”), and the Agreement (and any Special Award Bonus payable hereunder) shall be interpreted and construed on a basis consistent with such intent.  The Agreement (and any Special Award Bonus payable hereunder) may be amended in any respect deemed necessary or desirable (including retroactively) by the Company with the intent to preserve exemption from or compliance with Section 409A.  The preceding shall not be construed as a guarantee of any particular tax effect for payouts under the Agreement.  Employee is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such person in connection with the Agreement (including any taxes and penalties under Section 409A), and the Company shall have no obligation to indemnify or otherwise hold an employee harmless from any or all of such taxes or penalties.

7.              Entire Agreement.  This Agreement constitutes the entire agreement between the parties with regard to the Special Award Bonus and supersedes any and all previous communications, representations, understandings and agreements with respect to the Special Award Bonus.  Except as provided in Section 6, any modification of this Agreement will be effective only if in writing and signed by both parties.  This Agreement may not be amended, modified or supplemented orally.  Sections [5(b)—(d), 8 and 9] shall survive termination of this Agreement.

8.              Dispute Resolution.  In the event of any dispute under the provisions of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall have the dispute, controversy or claim settled by arbitration in

Park Ridge, New Jersey (or such other location as may be mutually agreed upon by the Company and Employee) in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a single arbitrator selected by agreement of the parties (or, in the absence of such agreement, appointed by the American Arbitration Association).  Any award entered by the arbitrator shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction.  This arbitration provision shall be specifically enforceable.  The arbitrator shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of this Agreement.

9.              Compensation Recovery Policy.  Without limiting any other provision of this Agreement, the Special Award Bonus shall be subject to the Compensation Recovery Policy under the Company’s Standards of Business Conduct (as amended from time to time, and including any successor or replacement policy or standard) to the extent applicable.

10.        Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns.  Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

11.        Assignability.  Neither party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other, provided that, in the event of the death of Employee, all rights to receive a Special Award Bonus hereunder (if any) shall become rights of Employee’s estate, and provided further that the Company may assign its rights and obligations hereunder to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise).

12.        Applicable Law.  This Agreement shall be governed by and construed in accordance with the law of the State of [New Jersey] regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.

13.        Severability.  If a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken, and all portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect.  Further, it is the parties’ intent that any court order striking any portion of this Agreement should modify the terms as narrowly as possible to give as much effect as possible to the intentions of the parties’ under this Agreement.

14.        Headings and Captions.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

15.        Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

[Balance of page intentionally left blank; signature page follows.]

AGREED AND ACCEPTED:

[insert Employee name]	[Hertz Global Holdings, Inc.]

Signature:	By:

Date:	Title:

Date: